EXHIBIT 99.1

NOVEN ANNOUNCES SECOND QUARTER FINANCIAL RESULTS

Reports Quarterly EPS of $0.13

U.S. HRT Inventories Reach Desired Levels

Prescriptions for Noven’s U.S. Products Increase 2.5% Over 2003 First Quarter

MIAMI, FL., July 31, 2003 – Noven Pharmaceuticals, Inc. (NASDAQ: NOVN), a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products, today announced financial results for the quarter and six months ended June 30, 2003, and provided an update on its business and prospects.

Financial Results

Second Quarter 2003

Noven’s revenues for the second quarter of 2003 (the “current quarter”) were $12.3 million, compared to $16.2 million for the second quarter of 2002 (the “2002 quarter”). The year-over-year decline reflects the impact of the Women’s Health Initiative (WHI) studies on Noven’s products, and lower international sales due to launch delays for Estradot and declines in volume for Noven’s other international products. “The second quarter of 2002 was the strongest in the history of our hormone replacement therapy (HRT) business, and comparisons to that quarter reflect the continuing impact of WHI,” said Robert Strauss, Noven’s President, CEO & Chairman. “However, although it may not enjoy its prior growth rate, our U.S. HRT business remains highly profitable and should continue to help fund our pipeline products and allow us to diversify Noven into new areas of growth.”

In the current quarter, Noven’s gross margin declined due to lower production volumes, lower royalties from Novogyne Pharmaceuticals (Noven’s women’s health products company owned jointly with Novartis Pharmaceuticals Corporation), and higher deferred profit on sales to Novogyne. Because Noven owns 49% of Novogyne, it defers 49% of profit on product sold to Novogyne until that product sells through to the trade. Noven did not ship CombiPatch to Novogyne in the 2003 first quarter due to a production issue. Noven resumed CombiPatch shipments to Novogyne late in the second quarter, but much did not sell through before quarter-end, causing Noven’s deferred profit to increase and its gross margin to decline.

Research and development expense decreased 35% compared to the 2002 quarter due to the completion of MethyPatch Phase III clinical studies, partially offset by development expenses for Noven’s fentanyl patch for chronic pain. Marketing, general and administrative expense decreased 10% in the current quarter, primarily due to a reduction in MethyPatch pre-launch marketing expenses following the license of that product to Shire Pharmaceuticals Group plc (Shire).

Noven recognized $3.8 million in earnings from Novogyne, compared to $7.1 million in the 2002 quarter. Noven’s net income was $3.1 million ($0.13 diluted earnings per share), compared to $6.6 million ($0.28 diluted earnings per share) in the 2002 quarter.

Novogyne’s revenues were $22.2 million, down 33% from the 2002 quarter, reflecting the continuing impact of WHI, previously-announced inventory reduction initiatives, and fluctuations in timing of Vivelle-Dot purchases by trade participants. Novogyne’s selling, general and administrative expenses decreased 2% to $8.1 million, and Novogyne’s net income decreased 47% to $8.2 million.

“During the fourth quarter of 2002 and first half of this year, we undertook inventory reduction initiatives intended to align inventories of our U.S. products with the reduced demand that followed WHI,” said Strauss. “We believe that, subject to normal fluctuations, inventories at Novogyne and in the trade channel have now reached desired levels.”

First Half 2003

Noven’s revenues for the first six months of 2003 (the “current period”) were $22.3 million, compared to $28.9 million for the first six months of 2002 (the “2002 period”), reflecting the impact of WHI and lower international sales.

Gross margin declined due to lower production volumes, lower royalties from Novogyne, and increased deferred profit on sales to Novogyne. Research and development expense decreased 30% compared to the 2002 period, largely due to the completion of MethyPatch Phase III clinical studies. Marketing, general and administrative expense increased 13% in the current period, primarily due to pre-launch MethyPatch marketing expenses incurred prior to the Shire license.

Noven recognized $5.3 million in earnings from Novogyne, compared to $8.6 million in the 2002 period. Noven’s net income was $3.5 million ($0.15 diluted earnings per share), compared to $8.1 million ($0.34 diluted earnings per share) in the 2002 period.

Novogyne’s revenues for the 2003 first half were $46.7 million, down 23% from the 2002 period, reflecting the continuing impact of WHI, inventory reduction initiatives, and fluctuations in timing of trade purchases for Vivelle-Dot. Novogyne’s selling, general and administrative expenses decreased 12% to $15.9 million, due primarily to lower CombiPatch promotional spending. Net income decreased 30% to $17.6 million.

At June 30, 2003, Noven had cash and cash equivalents of $83.8 million compared to $58.7 million at December 31, 2002. In April 2003, Noven received $25.0 million from Shire upon closing of the MethyPatch license transaction.

U.S. Prescription Update

One Year Following WHI

In the year following publication of initial data from WHI (July 9, 2002), the U.S. HRT market has declined 26.3% compared to the 12 months that preceded it. For the same period, aggregate prescriptions for Noven’s U.S. products (Vivelle, Vivelle-Dot and CombiPatch) have decreased 2.6%. Vivelle family prescriptions have increased 2.8%, while the estrogen segment of the HRT market has declined 21.0%, and Vivelle-Dot, which represents almost 70% of Noven’s total U.S. prescriptions, increased 15.8%. At mid-year 2003, the Vivelle family held a 39.7% share of total estrogen patch prescriptions, compared to a 34.9% share at mid-year 2002, extending the Vivelle family’s lead as the most dispensed estrogen patch franchise in the U.S.

Prescriptions for Noven’s CombiPatch declined 20.7% in the year following WHI, while the fixed combination hormone therapy segment declined 43.6%. At mid-year 2003, CombiPatch had increased its share of total prescriptions in the fixed combination segment to 4.5% from 2.6% at mid-year 2002.

Sequential Quarter Improvement

“Aggregate prescriptions for Noven’s products increased 2.5% in the second quarter compared to the 2003 first quarter, while total prescriptions for HRT products as a whole declined 4.8%,” said Strauss. “That is encouraging progress in this post-WHI environment, reflecting the quality of our products and the effectiveness of the Novogyne sales force.”

Business Update

“Our principal objective is to advance our new product pipeline and leverage our patented DOT Matrix™ technology across multiple therapeutic categories with a range of commercial partners,” said Strauss. “We expect profits from our HRT business to continue to help support these critical diversification efforts.”

“In the category of Attention Deficit Hyperactivity Disorder, Noven and Shire are working with the FDA to address issues raised in the not approvable letter received with respect to MethyPatch,” said Strauss. “We are conducting additional data analyses of MethyPatch clinical studies in an effort to address the FDA’s clinical issues without undertaking an additional pre-approval study. In parallel with that analysis, we also expect to begin a large-scale clinical study before year-end, reflecting our belief that additional clinicals are likely to be required prior to approval.”

“In the pain management category, we are on schedule to file an Abbreviated New Drug Application this summer for a fentanyl transdermal system that would be the generic equivalent of Johnson & Johnson’s Duragesic®, which had U.S. sales of over $900 million in 2002. Discussions continue with potential partners, and we have formulated additional transdermal pain products that may help expand our prospects in pain management.”

“With Procter & Gamble, we are progressing toward various development milestones for new prescription patches in an undisclosed therapeutic category. If approved, the resulting products could join our fentanyl patch and MethyPatch as potential growth drivers in the years to come.”

“In addition, we are meeting with a number of companies seeking to enhance their prescription compounds or extend product life cycles using Noven’s patented technologies,” said Strauss. “We are committed to establishing additional collaborations in the quarters to come, each with the potential to contribute diversity, stability and incremental growth to our business.”

Outlook

For full-year 2003, Noven expects to report revenues in the low $40 million range, reflecting prior public guidance indicating that lower sales of its international products and CombiPatch were expected to cause revenues in the second half of 2003 to be lower than the first. Depending on the cost and timing of expected MethyPatch clinical trials, Noven’s diluted earnings per share for 2003 could be as low as $0.30.

Conference Call

A conference call relating to Noven’s financial results will be broadcast live via the Internet at www.noven.com beginning at 11:00 a.m. Eastern time this morning, July 31. Thereafter, a rebroadcast of the call will be accessible at the same website. A taped replay will be available from July 31 in the afternoon through August 2 by calling 877-660-6853 (from within the U.S.) or 201-612-7415 (from outside the U.S.) and entering the access code 1628 and conference ID 71559. The conference call will contain material forward-looking information in addition to that contained in this press release.

About Noven

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Together with Novartis, Noven owns a profitable women’s health products company called Novogyne Pharmaceuticals. Noven’s existing products include advanced estrogen transdermal delivery systems (including Vivelle-Dot®, licensed to Novogyne, and Estradot®, licensed to Novartis Pharma AG) and combination estrogen/progestin transdermal delivery systems (including CombiPatch®, licensed to Novogyne, and Estalis, licensed to Novartis Pharma). With a range of additional products in development, Noven is committed to becoming the world’s premier transdermal drug delivery company. For additional information on Noven, visit www.noven.com.

Investor & Media Contact:

Joseph C. Jones

Vice President — Corporate Affairs
Noven Pharmaceuticals, Inc.
305-253-1916

This release contains forward-looking information related to the business of Noven that can be identified by the use of forward-looking terminology such as “should”, “believe”, “expect”, “will”, “likely”, “may”, “could”, and similar words and phrases. Such statements are qualified by and subject to the risks and uncertainties specified in Noven’s most recent filings with the Securities and Exchange Commission and those specified herein, including the risk that: we may be unable to attract additional development partners, which would limit our ability to develop additional products; our regulatory strategies may not be successful in addressing the issues raised by FDA in the MethyPatch not approvable letter, and MethyPatch may not be approved; planned MethyPatch clinical studies may not commence on schedule or at all due to recruiting or other issues, and/or they may be more costly or longer in duration than currently estimated; if approved, MethyPatch may not be successfully commercialized by Shire due to competitive market conditions or other factors, including physician/patient preferences for other ADHD therapies; the timing of FDA approval is outside the control of Noven; the FDA could place limits on permitted marketing claims that could negatively impact MethyPatch’s sales potential; the availability of other once-daily ADHD therapies could negatively impact MethyPatch’s market penetration; the timing of any FDA approval may impact the success of the product launch and affect market penetration; our fentanyl and Procter & Gamble development programs may not proceed on schedule or as expected; patent or other strategies by third parties could delay or prevent the launch of Noven’s fentanyl patch; Noven may not achieve development milestones or complete development of new products under the Proctor & Gamble collaboration; inventory estimates may not be accurate and therefore inventories for Noven’s products may be higher than estimated; unexpected sales deductions or higher product returns at Novogyne could negatively impact Novogyne’s earnings; the U.S. HRT business may be further impacted because of mandated product label changes, the announcement of additional negative clinical results or other reasons, which could reduce or eliminate any Novogyne profit contribution to Noven; product development is inherently risky and Noven may be unable to advance its other development projects; Noven’s HRT business may fail to grow at expected rates or may decline in 2003, whether as a continuing result of WHI and other studies announced in 2002 or otherwise; Noven’s estimates for expected 2003 revenues and earnings may prove to be inaccurate due to higher than estimated MethyPatch clinical expenses, lower than expected product sales in the U.S. or abroad, and other factors.

Noven Pharmaceuticals, Inc.

Statements of Operations Data:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

(amounts in thousands, except per share amounts)
Revenues:
Product revenues — Novogyne	$7,054	$8,420	$11,215	$16,079
Product revenues — third parties	3,786	6,058	8,743	9,835

Total product revenues	10,840	14,478	19,958	25,914
License and contract revenues	1,421	1,678	2,328	2,977

Total revenues	12,261	16,156	22,286	28,891
Expenses:
Cost of products sold	6,040	6,021	10,325	11,921
Research and development	2,154	3,313	4,647	6,682
Marketing, general and administrative	3,293	3,679	7,474	6,612

Total expenses	11,487	13,013	22,446	25,215

Income from operations	774	3,143	(160)	3,676
Equity in earnings of Novogyne	3,795	7,132	5,320	8,647
Interest income, net	198	195	346	402

Income before income taxes	4,767	10,470	5,506	12,725
Provision for income taxes	1,717	3,827	1,983	4,629

Net income	$3,050	$6,643	$3,523	$8,096

Basic earnings per share	$0.14	$0.29	$0.16	$0.36

Diluted earnings per share	$0.13	$0.28	$0.15	$0.34

Weighted average number of common shares outstanding:
Basic	22,493	22,528	22,536	22,510

Diluted	22,937	23,687	22,928	23,571

Balance Sheet Data:

	As Of

	June 30,	December 31,
	2003	2002

	(Unaudited)	(Unaudited)

Cash and cash equivalents	$83,789	$58,684
Investment in Novogyne	$26,353	$34,684
Total assets	$168,276	$137,702
Deferred license revenues	$52,182	$29,445
Stockholders’ equity	$99,170	$96,741